CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 23, 2005 accompanying the consolidated financial statements of Empire Interactive plc. This report is contained in Silverstar Holdings, Ltd. Current Report filed on Form 8-K/A filed on February 14, 2007. We hereby consent to the incorporation by reference of said report in the Registration Statements of Silverstar Holdings, Ltd. ("Silverstar") on Forms S-3 (File No. 333-53507, 333-95577, 333-90606 and 333-130020 effective May 29, 1998, February 4, 2000, June 26, 2002 and December 9, 2005, respectively) and the Registration Statements of Silverstar on Forms S-8 (File No. 333-36359, 333-90035, 333-109932 and 333-131967 effective September 25, 1997, November 1, 1999, October 23, 2003 and February 21, 2006, respectively).

Grant Thornton UK LLP.

London
May 30, 2007